Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of ProAssurance Corporation for the registration of 2,480,050 shares of its common stock and to the incorporation by reference therein of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedules of ProAssurance Corporation, ProAssurance Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ProAssurance Corporation, included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Birmingham, Alabama	/s/ Ernst & Young LLP
February 10, 2006